Exhibit 10.1

Mr. Michael Sullivan	AVICENA
15 Forest Street	228 Hamilton Ave., 3rd Floor
Sherborn, MA 01770	Palo Alto, CA 94301
(415) 397-2880
Fax: (415) 397-2898

March 29, 2006

RE: Offer of Employment

Dear Michael:

I am pleased to extend this offer to have you join The Avicena Group, Incorporated, according to the following terms:

Position:	Vice President of Finance and Chief Financial Officer, Acting

Reporting to:	CEO, The Avicena Group, Inc.

Place of Employment:	Cambridge, MA

Termination:	Either party may terminate the contract, for any reason, with advance written notice of one month.

Salary and Benefits:	Base Salary: Employee shall be paid a base salary of $90,000.00 subject to applicable federal, state, and local withholding.

On or before your start date, or on your first day of employment, as a condition of your employment with the Company, you will be required to sign the Company’s standard Non-Disclosure and Non-Competition Agreement. You represent that you have provided the Company with a copy of all agreements with any current or former employer concerning restrictions on your right to (a) disclose confidential information, (b) compete with a current or former employer, and/or (c) solicit customers, potential customers and/or employees of a current or former employer. You represent that you are not bound by any agreement that will prevent or impede you from performing any of the requirements of your position with the Company.

If you are agreeable to the above employment offer and conditions please sign and return no later than Friday, March 31, 2006, to my attention c/o The Avicena Group, 228 Hamilton Avenue, 3rd Floor, Palo Alto, CA 94301.

Yours sincerely,	Agreed to as of: 3/30/06

/s/ Nasser Menhall Nasser Menhall Chairman of the Board	/s/ Michael Sullivan Michael Sullivan Employee